Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

XM Satellite Radio Holdings Inc:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report dated March 13, 2009 refers to the acquisition of XM Satellite Radio Holdings Inc., effective July 28, 2008, by Vernon Merger Corporation, a wholly owned subsidiary of Sirius XM Radio Inc.

/s/ KPMG LLP

McLean, VA

March 13, 2009